Exhibit 3.1(c)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WORLDSPACE, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

WorldSpace, Inc., a corporation organized and existing under and virtue of the Delaware General Corporation Law (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is WorldSpace, Inc. (the “Corporation”).

SECOND: That pursuant to a vote of the Board of Directors of the Corporation at a meeting duly called and held, resolutions were duly adopted setting forth a proposed amendment to the Corporation’s Certificate of Incorporation, declaring said amendment to be advisable and submitting such amendment to the stockholders of the Corporation for their consideration. The resolution setting forth the amendment is as follows:

RESOLVED, that Article III of the Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted after the ninth paragraph thereof:

“Reclassification.

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective (the “Effective Time”), every one and sixth-tenths (1.6) shares of the Corporation’s Class A Common Stock, par value $.01 per share (the “Old Class A Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into one (1) share of Class A Common Stock, par value $.01 per share, of the Corporation (the “New Class A Common Stock”) and every one and sixth-tenths (1.6) shares of the

Corporation’s Class B Common Stock, par value $.01 per share (the “Old Class B Common Stock”), issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into one (1) share of Class B Common Stock, par value $.01 per share, of the Corporation (the “New Class B Common Stock”).

No Fractional Shares.

Notwithstanding anything in this Certificate of Incorporation to the contrary, no fractional shares of New Class A Common Stock or New Class B Common Stock shall be issued to the holders of record of Old Class A Common Stock or Old Class B Common Stock in connection with the foregoing reclassification of shares of Old Class A Common Stock and Old Class B Common Stock. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Class A or Class B Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fair value of such fraction of a share.

Replacement of Certificates

Following the Effective Time, each holder of Old Class A Common Stock or Old Class B Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Class A or Old Class B Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Class A or Class B Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Class A or Old Class B Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided above.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said WorldSpace, Inc., caused this certificate to be signed by Noah A. Samara, its President, this 18th day of July, 2005.

/s/ Noah A. Samara
Name: Noah A. Samara
Title: President